Exhibit 10(c)
Consent of E&Y
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Supplement to the Prospectus and to the use of our reports: (1) dated March 25, 2009, with respect to the financial statements and schedules of ML Life Insurance Company of New York, and (2) dated April 22, 2009, with respect to the financial statements of the subaccounts of ML of New York Variable Annuity Separate Account C, included in Post-Effective Amendment No. 8 to the Registration Statement (Form N-4 No. 333-90430) under the Securities Act of 1933 and related Supplement to the Prospectus of Consults Annuity.
/s/ Ernst & Young LLP
Des Moines, Iowa
August 14, 2009